SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


       Date of report (Date of earliest event reported): January 30, 2004


                               Pierre Foods, Inc.
               (Exact Name of Registrant as Specified in Charter)



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
           North Carolina                             0-7277                               56-0945643
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
    (State or Other Jurisdiction                    (Commission                          (I.R.S. Employer
         of Incorporation)                          File Number)                        Identification No.)


9990 Princeton Road, Cincinnati, Ohio                                                                    45246
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(Address of Principal Executive Offices)                                                               (Zip Code)
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       Registrant's telephone number, including area code: (513) 874-8741



                                       N/A
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          (Former Name or Former Address, if Changed Since Last Report)




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Item 5.  Other Events

                  As previously disclosed, in August 2003, Pierre Foods, Inc. (the "Company") reached an agreement in principle with the holders (the "Ad Hoc Committee") of $53,246,000 in aggregate amount of Pierre Foods' 10-3/4% Senior Notes Due 2006 (the "Notes"), regarding the terms of a restructuring of the Notes (the "Restructuring"). On January 30, 2003, the Company and the Ad Hoc Committee completed negotiations regarding the terms of a supplemental indenture and other documents to effectuate the Restructuring and distributed consent solicitation materials to holders of the Notes.

                  In the consent solicitation, holders of the Notes are being asked to approve a supplemental indenture, which provides among other things that the Company will assume the debt of the Company's parent, PF Management, Inc., the interest rate on the Notes will increase, the noteholders will be granted liens on the assets of the Company junior to the liens securing the Company's credit facility and noteholders will be granted the right to require the Company to purchase their Notes at par plus accrued interest on March 31, 2005. Noteholders are also being asked to waive alleged defaults under the indenture governing the Notes (the "Default Waivers") and to waive all other claims they may have against the Company and its affiliates.

                  The consent solicitation will terminate at 5:00 P.M. Eastern time, on Monday, March 1, 2004, unless extended. Completion of the Restructuring will require consent of a majority in aggregate amount of the Notes outstanding on January 30, 2004, and is subject to customary conditions described in the consent solicitation materials. As noted above, noteholders beneficially owning an aggregate of over $53.3 million of Notes, or their affiliates, have agreed in principle to the terms of the Restructuring, which terms are reflected in the proposed supplemental indenture. Accordingly, if those noteholders and additional noteholders owning an aggregate of approximately $5.4 million of Notes consent to the supplemental indenture, then, subject to satisfaction or waiver of the conditions set forth in the consent solicitation statement, the supplemental indenture will become effective.

                  If consent of the holders of a majority in aggregate amount of the Notes is received, the Default Waivers will bind all holders of Notes regardless of whether a particular holder has consented to the supplemental indenture. The waiver of all other claims by consenting noteholders will not bind the noteholders that do not consent to the supplemental indenture. Additionally, if the Restructuring is approved, each noteholder who timely and validly consented to the supplemental indenture will receive a cash payment equal to 3% of the principal amount of Notes held by the consenting noteholder.

                  Because completion of the Restructuring requires consent of a majority in aggregate amount of the Notes outstanding on January 30, 2004 and is subject to customary conditions, there can be no assurance that the Restructuring will be completed.

                  Certain statements made herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that may cause actual events and results to differ materially from expected events and results. As detailed in the Company's periodic SEC reports, with respect to Pierre Foods these risks and uncertainties include, among others: the Company's substantial leverage and insufficient cash flow from operations; restrictions imposed by the Company's debt instruments; factors inhibiting a hostile takeover of the Company; competition; government regulation; general risks of the food industry; adverse changes in food costs and availability of


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supplies; dependence on key personnel; and potential labor disruption. In view of these considerations, investors should not place undue reliance on the predictive value of the forward-looking statements made in this press release.













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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  February 13, 2004
                                        PIERRE FOODS, INC.


                                        By: /s/ Pamela M. Witters
                                           -------------------------------------
                                                Pamela M. Witters
                                                Chief Financial Officer





















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